Filed Pursuant to Rule 424(b)(3)
Registration No. 333-97221

PROSPECTUS SUPPLEMENT NO. 1
DATED SEPTEMBER 26, 2002
TO
PROSPECTUS DATED AUGUST 16, 2002

SAFLINK CORPORATION

29,421,694 Shares of Common Stock

This prospectus supplements the prospectus dated August 16, 2002 of SAFLINK Corporation relating to the public offering and sale by selling stockholders described therein. This prospectus supplement contains information on ownership of shares of our common stock beneficially owned and offered under the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The table and related footnotes on pages 7 – 13 of the prospectus setting forth information concerning the selling stockholders are amended (a) to replace the information for Global Capital Securities set forth in that table with the information set forth below and (b) to add information for additional selling stockholders as follows:

Selling Stockholder	Beneficial Ownership Prior to the Offering (1)					Beneficial Ownership After the Offering
	Common Shares	Issuable Upon Conversion or Exercise	Total Beneficially Owned	Percent	Shares to be Sold in the Offering	Shares	Percent
Global Capital Securities	0	7,143	7,143	*	7,143	0	*
Gregory Norton	0	7,143	7,143	*	7,143	0	*

*	Indicates less than 1.0%

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling stockholders provided information to us regarding their beneficial ownership.

Information concerning the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

The date of this prospectus supplement is September 26, 2002.